Exhibit 99.1

News Release	Corporate Communications	Phone: 952-351-3087
	MN01-1030	Fax: 952-351-3009
5050 Lincoln Drive
Edina, MN 55436

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK REPORTS FIRST-QUARTER EARNINGS OF 72 CENTS PER SHARE

SALES RISE 15 PERCENT TO $644 MILLION ON

ORGANIC GROWTH AND ACQUISITIONS

ATK NOW EXPECTS FY05 SALES TO EXCEED $2.70 BILLION

Summary – ATK reported first-quarter EPS of 72 cents.  First-quarter sales increased 15 percent to $644 million, driven by organic program growth and new revenues from acquisitions.  ATK now expects FY05 sales to exceed $2.70 billion. – End Summary.

Minneapolis, Aug. 5, 2004 – ATK (NYSE:  ATK), a leading supplier of advanced weapon and space systems, today reported earnings per share for the first quarter of fiscal year 2005 of 72 cents.

Earnings for the current quarter include a charge of 9 cents per share for previously announced restructuring and related facility closure costs, and pension expense amounting to 10 cents per share versus pension expense of 6 cents per share last year.  The prior year’s earnings of 84 cents per share included a curtailment gain of 11 cents per share resulting from restructuring employee benefit plans.

Sales for the first quarter, which ended July 4, rose 15 percent to $644 million from $559 million a year ago.  The increase was driven by organic growth in a number of programs, including commercial and military ammunition, rocket propellant, electronic missile warning systems, and propulsion systems for the Space Shuttle and missile defense interceptors.  New revenues from the prior-year acquisitions of ATK GASL and ATK Mission Research also contributed to the increase.

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Other first-quarter performance measures:

•           The EBIT margin (earnings before interest and income taxes as a percent of sales) was 9.1 percent versus 12.2 percent a year ago, reflecting the restructuring charge and higher pension expense in the current quarter, and the curtailment gain in the year-ago period.  Excluding these factors, the first-quarter EBIT margin was 10.8 percent, compared with 11.5 percent last year.  (See reconciliation table at the end of this news release.).

•           Cash used by operating activities less capital expenditures was $31 million versus cash provided of $22 million a year ago.  The variance is due to additional cash used for working capital as the prior-year quarter included significant receivables collections.  The current year also included payments totaling $17 million for a retirement plan payout and restructuring costs to move medium-caliber ammunition production operations.

•           Orders totaled $520 million.  Contracted backlog, which represents the estimated value of contracts for which ATK is authorized to incur costs but for which revenue has not yet been recognized, was $3.6 billion at the end of the first quarter.  Total backlog, which includes contracted backlog plus the value of unexercised options, was $5.0 billion.

Operations Review

Precision Systems Group first-quarter sales rose 13 percent to $127 million from $112 million a year ago.  Higher sales of missile warning systems, fuzes and proximity sensors, and medium-caliber gun systems contributed to the growth.

The Advanced Propulsion and Space Systems Group reported first-quarter sales of $86 million, up 26 percent over $68 million a year ago.  The increase reflects organic growth in missile defense programs and composite structures for spacecraft.  New revenues from ATK GASL added $8 million to current-year sales.

Sales from the Ammunition and Related Products Group increased 11 percent to $194 million from $176 million last year, driven by higher sales of rocket propellant and small-caliber ammunition.

ATK Thiokol posted first-quarter sales of $209 million versus $219 million a year ago.  Lower volume from commercial launch vehicle rocket motor programs was partially offset by higher sales from the Space Shuttle Reusable Solid Rocket Motor program and the ground-based missile defense propulsion program.

ATK Mission Research, which was acquired in March 2004, had first-quarter sales of $47 million, in line with expectations.

Recent business highlights include:

•           The selection of ATK’s Ballistic Trajectory Extended Range Munition (BTERM) II in a competition for development of the U.S. Navy’s five-inch Extended Range Munition (ERM).

•           An agreement in principle to acquire the PSI Group, a leading manufacturer of satellite components and propellant tanks.  The transaction is expected to be completed by the end of August, pending regulatory review.  The company expects to finance the acquisition with senior or subordinated debt.

•           Orders exceeding $43 million for production of AN/AAR-47 Missile Warning Systems and sensor upgrade kits.

•           A $38 million order to supply 50-caliber ammunition to the Department of Defense.

•           Captive-carry flights tests of the Advanced Anti-Radiation Guided Missile (AARGM) under the program’s System Design and Development phase.

•           A test firing of a new pulse-capable solid Divert and Attitude Control Systems (DACS) used to control the movement of Missile Defense Agency anti-missile warheads.

•           A test firing of a full-scale Space Shuttle Reusable Solid Rocket Motor under NASA’s Flight Support Motor program.

•           Successful launches of communications, scientific, and global positioning system satellites on board Atlas IIAS and Delta II rockets.

FY05 Guidance

As a result of improved visibility into the remainder of the year, ATK now expects FY05 sales to exceed $2.70 billion, up from its previous projection of between $2.65 billion and $2.70 billion.  Guidance for FY05 EPS remains at between $3.85 and $3.95.  The outlook for cash provided by operating activities less capital expenditures remains in excess of $100 million.

ATK is a $2.4 billion advanced weapon and space systems company employing 13,200 people in 23 states.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release regarding guidance for fiscal year 2005 constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among these factors are:  unforeseen delays in NASA’s Space Shuttle program, changes in governmental spending, risks inherent in the development and manufacture of advanced technology, budgetary policies, product sourcing strategies, economic conditions, equity and corporate bond market returns, the availability of capital market financing, the company’s competitive environment, the timing of awards and contracts, the outcome of contingencies, including litigation and environmental remediation, program performance, program terminations, and financial performance projections.  ATK undertakes no obligation to update any forward-looking statements.  For further information on factors that could impact ATK, and statements contained herein, reference should be made to ATK’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

Reconciliation of Non-GAAP Financial Measure

The EBIT margin excluding the effect of pension expense, restructuring charges, and a curtailment gain is a non-GAAP financial measure that ATK defines as income before interest and income taxes excluding the impact of pension expense, restructuring charges, and a curtailment gain as a percent of sales.  ATK is presenting this measure so that a reader may compare EBIT margin excluding pension expense, restructuring charges, and a curtailment gain.  ATK’s definition may differ from that used by other companies.

	Quarters Ended
	July 4, 2004	June 29, 2003
Income before interest and income taxes	$58,339	$68,012
Pension expense	6,017	3,458
Restructuring charges	5,100
Curtailment gain		(7,179)
Income before interest and income taxes excluding the effect of pension expense, restructuring charges, and curtailment gain	69,456	64,291
Sales	644,395	559,138
Income before interest and income taxes excluding the effect of pension expense, restructuring charges, and curtailment gain as a percent of sales	10.8%	11.5%

Webcast Information:  ATK will webcast its investor conference call on FY05 first-quarter results and the financial outlook at 10:00 a.m. Eastern Time today.  The live audio webcast will be available on the Investor Relations page of ATK’s web site at www.atk.com.  Information about downloading free Windows Media Player software, which is required to access the webcast, is available on the website.  For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call.  The telephone number is 719-457-0820, and the confirmation code is 321015.

Note to Editors:  ATK will issue the text of chief executive officer Dan Murphy’s conference call remarks on PR Newswire following the completion of the call.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED
(In thousands except per share data)	July 4, 2004	June 29, 2003

Sales	$644,395	$559,138
Cost of sales	531,557	438,043
Gross profit	112,838	121,095
Operating expenses:
Research and development	5,969	8,081
Selling	17,842	14,408
General and administrative	30,688	30,594
Total operating expenses	54,499	53,083
Income before interest, income taxes, and minority interest expense	58,339	68,012
Interest expense	(14,983)	(15,045)
Interest income	95	200
Income before income taxes and minority interest expense	43,451	53,167
Income tax provision	15,751	20,203
Income before minority interest expense	27,700	32,964
Minority interest expense, net of income taxes	126	60
Net income	$27,574	$32,904

Earnings per common share:
Basic	$0.74	$0.85
Diluted	0.72	0.84

Average number of common shares	37,456	38,560

Average number of common and dilutive shares	38,085	39,285

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	July 4, 2004	March 31, 2004
Assets
Current assets:
Cash and cash equivalents	$18,151	$56,891
Net receivables	572,245	528,848
Net inventory	125,974	134,676
Deferred income tax asset	54,184	53,105
Other current assets	31,485	32,165
Total current assets	802,039	805,685
Net property, plant, and equipment	457,056	465,786
Goodwill	1,038,362	1,063,711
Prepaid and intangible pension assets	322,296	331,860
Deferred income tax asset	25,267	38,940
Deferred charges and other non-current assets	161,119	127,347
Total assets	$2,806,139	$2,833,329
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$4,000	$4,000
Line of credit borrowings	3,000
Accounts payable	118,674	142,941
Contract advances and allowances	44,537	46,221
Accrued compensation	81,604	117,333
Accrued income taxes	33,724	10,278
Other accrued liabilities	117,608	107,618
Total current liabilities	403,147	428,391
Long-term debt	1,075,000	1,076,000
Post-retirement and post-employment benefits liability	219,243	218,755
Additional minimum pension liability	401,314	401,314
Other long-term liabilities	124,845	144,669
Total liabilities	2,223,549	2,269,129
Commitments and contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 37,622,430 shares at July 4, 2004 and 37,439,972 at March 31, 2004	416	416
Additional paid-in-capital	446,982	468,044
Retained earnings	648,673	621,099
Unearned compensation	(983)	(1,015)
Accumulated other comprehensive income	(263,639)	(263,687)
Common stock in treasury, at cost, 3,934,668 shares held at July 4, 2004 and 4,117,126 at March 31, 2004	(248,859)	(260,657)
Total stockholders’ equity	582,590	564,200
Total liabilities and stockholders’ equity	$2,806,139	$2,833,329

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	QUARTERS ENDED
(In thousands)	July 4, 2004	June 29, 2003
Operating activities
Net income	$27,574	$32,904
Adjustments to net income to arrive at cash (used for) provided by operating activities:
Depreciation	16,182	15,335
Amortization of intangible assets and unearned compensation	2,564	1,404
Deferred income tax	(1,079)
Loss (gain) on disposal of property	2,204	(340)
Minority interest expense, net of income taxes	126	60
Changes in assets and liabilities:
Net receivables	(43,397)	59,245
Net inventory	8,702	1,715
Accounts payable	(24,267)	(36,633)
Contract advances and allowances	(1,684)	(7,364)
Accrued compensation	(37,084)	(37,171)
Accrued income taxes	24,598	20,654
Accrued environmental	(160)	393
Pension and other postretirement benefits	10,052	(30,040)
Other assets and liabilities	(5,209)	11,300
Cash (used for) provided by operating activities	(20,878)	31,462
Investing activities
Capital expenditures	(10,332)	(9,179)
Proceeds from sale of property, plant, and equipment	7	1,394
Cash used for investing activities	(10,325)	(7,785)
Financing activities
Net borrowings on line of credit	3,000
Payments made on bank debt	(1,000)	(25,565)
Net purchase of treasury shares	(25,972)	(2,396)
Proceeds from employee stock compensation plans	16,435	6,044
Cash used for financing activities	(7,537)	(21,917)
(Decrease) increase in cash and cash equivalents	(38,740)	1,760
Cash and cash equivalents - beginning of period	56,891	14,383
Cash and cash equivalents - end of period	$18,151	$16,143